Exhibit 3.2

                                STATE of DELAWARE
                               FOURTH AMENDMENT TO
                         CERTIFICATE of INCORPORATION of
                                CINEMA RIDE, INC.

o First: The Board of Directors of Cinema Ride, Inc., a Delaware corporation, acting by written consent in accordance with Section 141(f) of the Delaware General Corporation Law, duly adopted resolutions setting forth the proposed fourth amendment to the Certificate of Incorporation (the "Certificate") of said Corporation, declaring said amendment to be in the best interests of the Corporation and its stockholders. The resolutions setting forth the proposed amendment are substantially as follows:

      NOW, THEREFORE, BE IT RESOLVED, that Article First of the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

           FIRST:    The name of the Corporation is Tix Corporation.

      RESOLVED FURTHER, that Article Four of the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

           FOURTH: "The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million Five Hundred Thousand (100,500,000) shares of which One Hundred Million (100,000,000) shares of the par value of One Hundredth of a Dollar ($.08) each, amounting in the aggregate to One Million Dollars ($8,000,000) shall be common stock and of which Five Hundred Thousand (500,000) shares of the par value of One Hundredth of a Dollar ($0.01) each, amounting in the aggregate to Five Thousand Dollars ($5,000) shall be preferred stock.

                     Effective as of 5:00 p.m. Eastern time on May 29, 1998, each outstanding eight (8) shares of common stock shall be automatically converted into one (1) share of common stock. Any fractional shares resulting from such automatic conversion shall be rounded upward to the nearest whole share."

o Second: That concurrently therewith, acting by written consent, the holder of at least a majority of the issued and outstanding shares of the Corporation's capital stock consented to the foregoing amendment in accordance with Section 228(a) of the Delaware General Corporation Law.

o Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

o Fourth: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, the undersigned Corporation has caused this Fourth Amendment to Certificate of Incorporation to be signed by a duly authorized officer as of March 1, 2005.


                               By:  /s/ Mitch Francis
                                  --------------------------------------------
                                        Mitch Francis, Chief Executive Officer